Exhibit 99.1

FOR IMMEDIATE RELEASE

AMVAC Chemical Acquires Bromacil Herbicide Business Assets from Bayer Crop Science

NEWPORT BEACH, California – June 21, 2018 – AMVAC Chemical Corporation, a wholly-owned subsidiary of American Vanguard Corporation (NYSE:AVD), today announced the purchase of the Bromacil herbicide business in the United States and Canada from Bayer Crop Science. This divestment is unrelated to the acquisition of Monsanto by Bayer, and financial terms of the agreement were not disclosed.

The assets being purchased include the Bromacil trademarks and product registrations for Hyvar® and Krovar® in the USA and Canada. In order to ensure the best customer service and a seamless transition, Bayer Crop Science will continue to market and provide customer support for these products until the end of September 2018.

Bromacil is a broad spectrum residual herbicide used for non-agricultural industrial vegetation control and on many crops such as pineapples, citrus, agave and asparagus. Marketed under the Hyvar® and Krovar® brands, Bromacil herbicides are valued and long established weed control tools. AMVAC previously secured ownership of these brands from DuPont Crop Protection in 2015 for markets outside of US and Canada including Japan, Thailand, Mexico, Cost Rica and Brazil.

Eric Wintemute, Chairman & CEO of American Vanguard commented: “These proven weed management products will strengthen our competitive position in serving many niche crop markets and also allow us to expand AMVAC’s participation in the industrial vegetation management business. Along with other initiatives that we are pursuing, acquiring these Bromacil herbicide assets will enhance the breadth of our domestic herbicide portfolio. We have a history of excellent working relationships with Bayer Crop Science and are delighted to be carrying this successful product line forward.”

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® and Russell 3000® Indexes and the Standard & Poor’s Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611

williamk@amvac-chemical.com	Lcati@equityny.com